EXHIBIT 10.2

Credit Agreement

dated as of
April 29, 2010,

between

CTI Industries Corporation

and

Harris N.A.

Table of Contents

-i-

-ii-

Section 8.20	Use of Proceeds	36
Section 8.21	No Restrictions	36
Section 8.22	Subordinated Debt	36
Section 8.23	Bank Accounts	36
Section 8.24	Utilization	35
Section 8.25	CTI Helium	36
Section 8.26	Financial Covenants	37

Section 9. Events of Default and Remedies		37

Section 9.1	Events of Default	37
Section 9.2	Non-Bankruptcy Defaults	40
Section 9.3	Bankruptcy Defaults	40
Section 9.4	Collateral for Undrawn Letters of Credit	40

Section 10. Miscellaneous		40

Section 10.1	Non-Business Day	40
Section 10.2	No Waiver, Cumulative Remedies	40
Section 10.3	Amendments, Etc	41
Section 10.4	Costs and Expenses; Indemnification.	41
Section 10.5	Documentary Taxes	42
Section 10.6	Survival of Representations	42
Section 10.7	Survival of Indemnities	42
Section 10.8	Notices	42
Section 10.9	Construction	43
Section 10.10	Headings	43
Section 10.11	Severability of Provisions	43
Section 10.12	Counterparts	44
Section 10.13	Binding Nature, Governing Law, Etc	44
Section 10.14	Submission to Jurisdiction; Waiver of Jury Trial	44
Section 10.15	USA Patriot Act	44

Exhibit A	—	Term Loan Note
Exhibit B	—	Mortgage Loan Note
Exhibit C	—	Equipment Note
Exhibit D	—	Revolving Note
Exhibit E	—	Applicable Rate
Exhibit F	—	Borrowing Base Certificate
Exhibit G	—	Compliance Certificate
Schedule 0	—	Subsidiaries

-iii-

Credit Agreement

This Credit Agreement is entered into as of April 29, 2010, by and between CTI Industries Corporation, an Illinois corporation (the “Borrower”) and Harris N.A., a national banking association (the “Bank”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 0 hereof.

Preliminary Statement

The Borrower has requested, and the Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

The Credits.

Term Loan. Subject to the terms and conditions hereof, the Bank agrees to make a term loan to the Borrower in the principal amount of Five Hundred Eighty Three Thousand Three Hundred Thirty Three and 50/100 Dollars ($583,333.50) (the “Term Loan Commitment”, and the term loan made pursuant thereto being referred to herein as the “Term Loan”). The Term Loan shall be made on the date hereof, at which time the commitment of the Bank to make the Term Loan shall expire. There shall be only one advance made under the Term Loan Commitment, and any portion of the Term Loan Commitment not advanced on the date of such borrowing shall thereupon expire. The Term Loan shall be made against and evidenced by a promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the “Term Loan Note”). The Term Loan Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 0 hereof. The Term Loan Note, and the Term Loan evidenced thereby, shall mature in equal principal installments of $58,333.33, commencing on May 30, 2010, and continuing on the last day of each month thereafter, with a final installment in the amount of all principal not sooner paid due and payable on the Term Loan Final Maturity Date.

Mortgage Loan.  Subject to the terms and conditions hereof, the Bank agrees to make a term loan to the Borrower in the principal amount of Two Million Three Hundred Thirty Three Thousand Three Hundred Fifty and 00/100 Dollars ($2,333,350.00) (the “Mortgage Loan Commitment”, and the term loan made pursuant thereto being referred to herein as “Mortgage Loan”). The Mortgage Loan shall be made on the date hereof, at which time the commitment of the Bank to make the Mortgage Loan shall expire. There shall be only one advance made under the Mortgage Loan Commitment, and any portion of the Mortgage Loan Commitment not advanced on the date of such borrowing shall thereupon expire. The Mortgage Loan shall be made against and evidenced by a promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit B (the “Mortgage Loan Note”). The Mortgage Loan Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 0 hereof. The Mortgage Loan Note, and the Mortgage Loan evidenced thereby, shall mature in equal principal installments of $7,777.83, commencing on May 30, 2010, and continuing on the last day of each month thereafter, with a final installment in the amount of all principal not sooner paid due and payable on the Mortgage Loan Final Maturity Date.

Equipment Loan.  Subject to the terms and conditions hereof, the Bank agrees to make one or more equipment loans to the Borrower in an amount not to exceed (a) Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) in the aggregate (the “Equipment Loan Commitment”, and the equipment loans made pursuant thereto being referred to herein as the “Equipment Loan”) and (b) with respect to each Equipment Loan (other than the Equipment Loan to be made on the date hereof to refinance indebtedness of the Borrower to RBS Asset Finance, Inc.), 100% of the purchase price of the Equipment being purchased with the proceeds of such Equipment Loan as demonstrated by an invoice delivered to the Bank in accordance with Section 1.7, at such times as the Borrower may from time to time request during the period from and including the date hereof to but not including the Equipment Loan Commitment Termination Date, at which time the commitment of the Bank to make Equipment Loans shall expire.  Any portion of the Equipment Loan Commitment not advanced on the Equipment Loan Commitment Termination Date shall thereupon expire.  Principal amounts repaid on the Equipment Loans may not be borrowed again.  The Equipment Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit C (the “Equipment Note”). The Equipment Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 0 hereof.  The Equipment Note, and the Equipment Loans evidenced thereby, shall mature in equal monthly principal installments based upon the straight line five-year amortization of the aggregate principal balance of the Equipment Loans as of the Equipment Loan Commitment Termination Date, commencing on April 30, 2011, and continuing on the last day of each month thereafter, with a final installment in the amount of all principal not sooner paid due and payable on the Equipment Loan Final Maturity Date.  Without regard to the principal amount of the Equipment Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Equipment Note shall be the sum of all Equipment Loans made hereunder less all payments of principal thereof actually received by the Bank.

Revolving Credit.  Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Revolving Credit Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of Revolving Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Revolving Loans and Letters of Credit outstanding at any one time shall not exceed the lesser of a) Nine Million and 00/100 Dollars ($9,000,000.00) (the “Revolving Credit Commitment”, as such amount may be reduced pursuant to the terms hereof) and b) the Borrowing Base as then determined and computed (the lesser of (a) and (b), “Revolving Credit Availability”). During the period from and including the date hereof to but not including the Revolving Credit Termination Date, the Borrower may use the Revolving Credit Commitment by borrowing, repaying, and reborrowing Revolving Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

Revolving Credit Loans.  Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of loans (individually a “Revolving Loan” and collectively the “Revolving Loans”). Each Revolving Loan shall be in a minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00); provided, however, that any LIBOR Portion of the Revolving Loans shall be in such greater amount as is required by Section 0 hereof. The Revolving Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit D (the “Revolving Note”). The Revolving Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 0 hereof. The Revolving Note, and all Revolving Loans evidenced thereby, shall mature and become due and payable in full on the Revolving Credit Termination Date. Without regard to the principal amount of the Revolving Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Revolving Note shall be the sum of all Revolving Loans made hereunder less all payments of principal thereof actually received by the Bank.

Letters of Credit.

General Terms.  Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of the Borrower (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed One Million and 00/100 Dollars ($1,000,000.00). For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment shall to such extent be reinstated.

Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) or ii) the Revolving Credit Termination Date.

General Characteristics.  Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

Applications.  At the time the Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of the Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, iii) in the event the Bank is not reimbursed by the Borrower for the amount the Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of the Borrower to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date the drawing is paid by the Bank until repayment in full thereof at the fluctuating rate per annum determined by adding two percent (2%) to the Base Rate as from time to time in effect (computed on the basis of a year of 360 days for the actual number of days elapsed), iv) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 0 hereof, v) except as otherwise provided in Section 0 hereof, prior to the occurrence of a Default or an Event of Default, the Bank will not call for the funding of a Letter of Credit by the Borrower prior to being presented with a drawing thereunder.

Manner and Disbursement of Loans.  The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Borrower requests the Bank to make a Revolving Loan or Equipment Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. A request for an Equipment Loan (other than the Equipment Loan to be made on the date hereof to refinance indebtedness of the Borrower to RBS Asset Finance, Inc.) shall be accompanied by copies of invoices for Equipment issued to the Borrower that have been approved by an authorized representative of the Borrower.  Each Loan shall initially constitute part of the Base Rate Portion of the relevant Note except to the extent the Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 0 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 0 hereof, the proceeds of each Loan shall be made available to the Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of the Borrower and, in the case of each subsequent Loan, by deposit to the Borrower’s primary operating account maintained with the Bank or as otherwise agreed upon by the Borrower and the Bank.

Interest and Change In Circumstances.

Interest Rate Options.

Generally.  The outstanding principal balance of the Loans (all of the indebtedness evidenced by a single Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion” of such Note) shall bear interest with reference to the Base Rate (“Base Rate Portions”) or, at the option of the Borrower and subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”). All of the indebtedness evidenced by a Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion applicable to such Note, and all of the indebtedness evidenced by a Note which is not part of a LIBOR Portion shall constitute a single Base Rate Portion applicable to such Note. There shall not be more than five (5) LIBOR Portions applicable to a Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion of the Notes at the rates and times specified in this Section 0.

Base Rate Portion.  Each Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Rate to the Base Rate as in effect from time to time, provided that if any Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, at the rate per annum determined by adding two percent (2%) to the interest rate which would otherwise be applicable thereto from time to time. Interest on each Base Rate Portion shall be payable monthly in arrears on the last day of each month in each year (commencing on the first such date occurring after the date hereof) and at maturity of the relevant Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate on any Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

LIBOR Portions.  Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Rate to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank upon notice to the Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding two percent (2%) to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the relevant Note and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion of such Note after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the relevant Note as of and on the last day of such Interest Period.

Minimum Amounts.  Each LIBOR Portion shall be in an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or such greater amount which is an integral multiple of Fifty Thousand and 00/100 Dollars ($50,000.00).

Computation of Interest.  All interest on the Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Manner of Rate Selection.  The Borrower shall notify the Bank by 11:00 a.m. (Chicago time) c) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor), and d) at least 1 Business Day prior to the date upon which the Borrower requests that any part of a LIBOR Portion be converted into a Base Rate Portion. If any request is made to convert a LIBOR Portion of a Note into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

Change of Law.  Notwithstanding any other provisions of this Agreement or any Note, if at any time the Bank shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the Borrower shall prepay on demand to the Bank the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, the Borrower may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement (including, without limitation, Section 0 hereof).

Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted LIBOR.  Notwithstanding any other provision of this Agreement or any Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or that LIBOR as determined hereby will not adequately and fairly reflect the cost to the Bank of funding any LIBOR Portion for such Interest Period or that the making or funding of LIBOR Portions has become impracticable, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

Taxes and Increased Costs.  With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

subject the Bank, any LIBOR Portion or any Note to the extent it evidences a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or any Note to the extent it evidences a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank’s principal executive office or its lending branch is located;

change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under any Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or any Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

Change in Capital Adequacy Requirements.  If the Bank shall determine that the adoption after the date hereof of any applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change, or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

Funding Indemnity.

In the event the Bank shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

any failure by the Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense.

If the Bank requests reimbursement or payment under this Section, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost, expense, or funding indemnity giving rise to the request for reimbursement and payment in reasonable detail and such certificate shall be conclusive if reasonably determined.

Lending Branch.  The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.

Discretion of Bank as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of any Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 0, 0, and 0 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion, bearing an interest rate equal to the LIBOR for such Interest Period.

Fees, Prepayments, Terminations and Applications.

Fees.

Commitment Fee. For the period from and including the date hereof to but not including the Revolving Credit Termination Date, the Borrower shall pay to the Bank a commitment fee at a per annum rate equal to the Applicable Rate (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Revolving Credit Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on June 30, 2010) and on the Revolving Credit Termination Date.

Letter of Credit Fees. On the last day of each March, June, September, and December in each year (commencing on June 30, 2010) to and including, and on, the Revolving Credit Termination Date, the Borrower shall pay to the Bank a letter of credit fee at a per annum rate equal to the Applicable Rate (computed on the basis of a year of 360 days for the actual number of days elapsed) on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter; provided that, at the election of the Bank upon notice to the Borrower during the existence of any Event of Default, such letter of credit fee shall be increased by adding two percent (2.0%) per annum to the letter of credit fee otherwise applicable thereto. In addition to the letter of credit fee called for above, the Borrower further agrees to pay to the Bank such issuing, processing, and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

Audit Fees. The Borrower shall pay to the Bank charges for audits of the Collateral performed by the Bank or its agents or representatives in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Bank for more than one (1) such audit(s) per calendar year (determined exclusive of pre-closing audits conducted prior to the date of this Agreement).

Voluntary Prepayments.  The Borrower shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then e) if such Loan or Loans constitutes part of a Base Rate Portion, in an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00), f) if such Loan or Loans constitutes part of a LIBOR Portion, in an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00), and g) in each case, in an amount such that the minimum amount required for a Loan pursuant to Sections 03 and 0 hereof remain outstanding) at any time upon prior notice to the Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Bank the principal amount to be prepaid and (1) if such a prepayment prepays the Revolving Note in full and is accompanied by the termination of the Revolving Credit Commitment in whole, accrued interest thereon to the date of prepayment, (2) if such a prepayment prepays the Term Loan Note, Mortgage Loan Note, or Equipment Note (in whole or in part), accrued interest thereon to the date of prepayment, and (3) in the case of any prepayment of a LIBOR Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 0 hereof.

Mandatory Prepayments.  The Borrower covenants and agrees that:

if at any time the sum of the principal amount of the Revolving Loans and Letters of Credit then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the Obligations owing with respect to Letters of Credit.

concurrently with the receipt of Net Proceeds with respect to each Issuance by the Borrower or any of its Subsidiaries, the Borrower shall make a prepayment of the outstanding principal amount of the Loans equal to 70% of the Net Proceeds of such Issuance. Such prepayment shall be applied ii) first, to the payment of the outstanding principal amount of the Equipment Loans until paid in full, iii) second, to the payment of the outstanding principal amount of the Term Loan and the Mortgage Loan on a pro rata basis in proportion to the outstanding balance of each until paid in full, and iv) third, to the payment of the outstanding principal amount of the Revolving Loans until paid in full.

concurrently with the receipt of Net Proceeds with respect to each Asset Sale (other than an Asset Sale of the Mortgaged Premises) in excess of $100,000 in the aggregate or Extraordinary Receipt by the Borrower or any of its Subsidiaries, the Borrower shall make a prepayment of the outstanding principal amount of the Loans equal to 100% of the Net Proceeds of such Asset Sale or Extraordinary Receipt. Such prepayment shall be applied v) first, to the payment of the outstanding principal amount of the Term Loan and the Mortgage Loan on a pro rata basis in proportion to the outstanding balance of each until paid in full, vi) second, to the payment of the outstanding principal amount of the Equipment Loans until paid in full, and vii) third, to the payment of the outstanding principal amount of the Revolving Loans until paid in full.

concurrently with the receipt of Net Proceeds with respect to an Asset Sale of the Mortgaged Premises, the Borrower shall make a prepayment of the outstanding principal amount of the Loans equal to 100% of the Net Proceeds of such Asset Sale. Such prepayment shall be applied viii) first, to the payment of the outstanding principal amount of the Mortgage Loan until paid in full, ix) second, to the payment of the outstanding principal amount of the Term Loan until paid in full, x) third, to the payment of the outstanding principal amount of the Equipment Loan until paid in full, and xi) fourth, to the payment of the outstanding principal amount of the Revolving Loans until paid in full.

Terminations.  The Borrower shall have the right, at any time and from time to time, upon 3 Business Days prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) the Revolving Credit Commitment, provided that the Revolving Credit Commitment may not be reduced to an amount less than the aggregate principal amount of the Revolving Loans and Letters of Credit then outstanding. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated.

Place and Application of Payments.  All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Borrower otherwise directs, principal payments shall be applied first to the relevant Base Rate Portion until payment in full thereof, with any balance applied to the relevant LIBOR Portions in the order in which their Interest Periods expire. Any amount repaid under the Revolving Credit may, subject to the terms and conditions hereof, be borrowed, repaid, and borrowed again. No amount repaid on the Term Loan Note, the Mortgage Note, or the Equipment Note may be reborrowed, and partial prepayments of the Term Loan Note, the Mortgage Note, and the Equipment Note (on or after the Equipment Loan Commitment Termination Date) shall be applied to the several remaining installments thereof in the inverse order of maturity. The Borrower hereby irrevocably authorizes the Bank to h) charge from time to time any of the Borrower’s deposit accounts with the Bank and/or i) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by the Bank hereunder without regard to the provisions of Section 0 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, reimbursement under an Application or otherwise); provided that the Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and the Bank shall incur no liability to the Borrower or any other Person for its failure to do so.

Notations.  All Loans made against a Note, the status of all amounts evidenced by such Note as constituting part of the relevant Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to such Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon, the status of the Loan or Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of such Note together with accrued interest thereon. Prior to any negotiation of a Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the relevant Base Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

Collateral and Guaranties.

Collateral.  The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower in all accounts, instruments, documents, chattel paper, general intangibles (including, without limitation, patents, trademarks, tradenames, copyrights, and other intellectual property rights), investment property, deposit accounts, inventory, equipment, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof. The Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens (subject to Liens permitted by this Agreement), in each case pursuant to one or more Collateral Documents in form and substance satisfactory to the Bank.

Liens on Real Property.  The Obligations shall be further secured by a valid and enforceable first priority lien on the Mortgaged Premises pursuant to the Mortgage. In the event that the Borrower owns or hereafter acquires any other real property, the Borrower shall execute and deliver to the Bank (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Bank for the purpose of granting to the Bank a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by the Bank in recording such mortgage or deed of trust, and shall supply to the Bank at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, and mortgagee’s policy of title insurance from a title insurer acceptable to the Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby, and such other instrument, documents, certificates, and opinions reasonably required by the Bank in connection therewith.

Guaranties.  The payment and performance of the Obligations shall (a) at all times be guaranteed by each direct and indirect domestic Subsidiary of the Borrower pursuant to one or more guaranty agreements in form and substance acceptable to the Bank (as the same may be amended, modified, or supplemented from time to time, individually a “Subsidiary Guaranty” and collectively the “Subsidiary Guaranties”), and (b) be guaranteed by each of the Individual Guarantors pursuant to one or more guaranty agreements in form and substance acceptable to the Bank, as the same may be amended, modified, or supplemented from time to time (as the same may be amended, modified, or supplemented from time to time, individually a “Limited Guaranty” and collectively the “Limited Guaranties”) to the extent and during the periods set forth therein.

Further Assurances.  The Borrower agrees that it shall execute and deliver such documents and do such acts and things as the Bank may from time to time request in order to provide for or perfect or protect the Bank’s Lien on the Collateral.

Definitions; Interpretation.

Definitions.  The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Adjusted LIBOR” means a rate per annum determined by the Bank in accordance with the following formula: Adjusted LIBOR = LIBOR / (100%-Reserve Percentage).

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

“Applicable Rate” means the following amounts per annum set forth on Exhibit E opposite the level (the “Level”) then in effect and based upon the Senior Leverage Ratio, it being understood that the Applicable Rate for (a) LIBOR Portions shall be the percentage set forth under the column “LIBOR Margin”; (b) the Base Rate Portion shall be the percentage set forth under the column “Base Rate Margin”; (c) the commitment fee described in Section 3.1(a) shall be the percentage set forth under the column “Commitment Fee”; and (d) the letter of credit fee described in Section 3.1(b) shall be the percentage set forth under the column “Letter of Credit Fee”.  The Applicable Rate shall be adjusted quarterly, to the extent applicable, on the third (3rd) Business Day after the Borrower provides or is required to provide the compliance certificate pursuant to Section 8.5(j) for each fiscal quarter. Notwithstanding anything contained in this definition to the contrary, (i) if the Borrower fails to deliver the compliance certificate in accordance with the provisions of Section 8.5(j), then the Applicable Rate shall be based upon the previously applicable Level until the date such compliance certificate is actually delivered, whereupon the Applicable Rate shall be determined by the then current Level (and if such compliance certificate indicates a higher Level than previously applicable, the Borrower shall forthwith pay to the Bank any additional amount if interest and fees that would have been payable on any prior date had such compliance certificate been delivered when required); (ii) no reduction to the Applicable Rate shall become effective at any time when a Default or an Event of Default has occurred and is continuing; and (iii) until the date on which the compliance certificate is required to be delivered for the fiscal quarter ending June 30, 2010, the initial Applicable Rate on the date hereof shall be based upon Level II. This paragraph shall not limit the rights of the Bank with respect to Section 8.23(a).

“Application” is defined in Section 1.6 hereof.

“Asset Sale” means any sale, lease, conveyance, transfer, or other disposition of assets by the Borrower or any of its Subsidiaries (including by way of merger or consolidation or sale-leaseback transaction, but not including (a) any asset which is to be replaced, and is in fact replaced, within sixty (60) days with another asset performing the same or a similar function, and (b) sales of inventory in the ordinary course of business), whether in one transaction or a series or group of transactions.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 0 hereof or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.

“Availability” is defined in Section 1.4 hereof.

“Bank” is defined in the introductory paragraph hereof.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Bank’s best or lowest rate), (b) the sum of (i) the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (A) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (B) one (1) minus the Reserve Percentage.

“Base Rate Portion” is defined in Section 0 hereof.

“Borrower” is defined in the introductory paragraph hereof.

“Borrowing Base” means, as of any time it is to be determined, the sum of: (a) 85% of the then outstanding unpaid amount of Eligible Receivables; plus (b) the lesser of (i) $5,000,000 and (ii) 60% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Borrower in accordance with GAAP) of Eligible Inventory; provided that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the certificates to be furnished from time to time by the Borrower pursuant to Section 0 hereof and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.

“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

“Collateral Documents” means the Mortgage, Security Agreement, Pledge Agreement, Patent Security Agreement, Trademark Security Agreement, Copyright Security Agreement, and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations or any part thereof.

“Commitments” means and includes the Revolving Credit Commitment, the Equipment Loan Commitment, the Term Loan Commitment, and the Mortgage Commitment.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Copyright Security Agreement” means that certain Copyright Security Agreement dated as of the date hereof, between the Borrower and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.

“CTI Balloons” means CTI Balloons, Ltd., a private limited company incorporated under the laws of England and Wales and a Wholly-Owned Subsidiary.

“CTI Helium” means CTI Helium, Inc., an Illinois corporation and a Wholly-Owned Subsidiary.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“EBITDA” means, with reference to any period, (a) Net Income of the Borrower and its Subsidiaries, on a consolidated basis, for such period plus (b) all amounts deducted in arriving at such Net Income for such period in respect of (i) Interest Expense for such period, (ii) federal, state, and local income taxes for such period, and (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period.

“Eligible Inventory” means all raw materials and finished goods inventory of the Borrower (other than packaging, crating and supplies inventory) that: (a) is an asset of the Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens; (b) is located in the United States of America at a Permitted Collateral Location as set forth in the Security Agreement and, in the case of any location not owned by such Person, which is at all times subject to a lien waiver agreement from such landlord or other third party in form and substance satisfactory to the Bank; (c) is not so identified to a contract to sell that it constitutes a Receivable; (d) is not obsolete or slow moving, and is of good and merchantable quality free from any defects which might adversely affect the market value hereof; and (e) is not covered by a warehouse receipt or similar document.

“Eligible Receivable” means each Receivable of the Borrower that: (a) arises out of the sale of finished goods inventory delivered to and accepted by, or out of the rendition of services fully performed and accepted by, the Account Debtor on such Receivable, and such Receivable does not represent a pre-billed Receivable or a progress billing; (b) is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America; (c) is the valid, binding, and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of the Borrower, (ii) a shareholder, director, officer, or employee of the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency, or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors; (d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank; (e) is an asset of the Borrower to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens; (f) is net of any credit or allowance given by such Person to such Account Debtor; (g) is not owing from an Account Debtor who is also a creditor or supplier of such Person, and is not subject to any offset, counterclaim, or other defense with respect thereto; (h) no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose; (i) is not unpaid more than ninety (90) days after the original invoice date (which is issued not more than 5 days subsequent to the shipment date or the date services were fully performed); (j) is not owed by an Account Debtor who is obligated on Receivables more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless the Bank has approved the continued eligibility thereof; and (j) does not arise from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis.

“Equipment Loan” is defined in Section 1.3 hereof.

“Equipment Loan Commitment” is defined in Section 1.3 hereof.

“Equipment Loan Commitment Termination Date” means April 29, 2011.

“Equipment Loan Final Maturity Date” means April 29, 2013, or such earlier date on which the Equipment Loan is declared to be or becomes due pursuant to Section 0 or 0 hereof.

“Equipment Note” is defined in Section 1.3 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Event of Default” means any event or condition identified as such in Section 0 hereof.

“Extraordinary Receipt” means, the receipt by the Borrower or any of its Subsidiaries of cash receipts not in the ordinary course of business (including, without limitation, proceeds of insurance policies), but not including cash receipts of less than $250,000 from insurance proceeds, to the extent such proceeds are reinvested in property replacing the property relating to the insurance claim resulting in such proceeds within sixty (60) days.

“Fixed Charges” means, with reference to any period, the sum of (a) the aggregate amount of payments required to be made by the Borrower and its Subsidiaries, on a consolidated basis, during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, scheduled payments or otherwise) other than (i) Revolving Loans, (ii) Intercompany Debt, and (iii) in the case of Subordinated Debt, principal reductions caused by the exercise of warrants by the holders of such debt and principal reductions made prior to the date of this Agreement, plus (b) total interest expense (including interest on Subordinated Debt but excluding interest on Intercompany Debt) for such period.

“Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of (a) the total for such period (i) EBITDA, minus (ii) federal, state, and local income taxes paid by the Borrower during such period, minus (iii) the sum of all dividends declared by the Borrower during such period, minus (iv) the sum of all payments made in connection with the purchase, redemption, or other acquisition or retirement of any capital stock or other equity interests of the Borrower (or any warrants, options or similar instruments to acquire the same), minus (v) all capital expenditures which are not financed with Indebtedness for Borrowed Money, to (b) Fixed Charges for such period.

“Flexo” means Flexo Universal, S.A. de C.V., a Mexican sociedad anonima de capital variable and a 98.5%-owned Subsidiary of the Borrower.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guaranty” and “Guaranties” each is defined in Section 0 hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than thirty (30) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to (f) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances, hedging obligations, synthetic leases, and other extensions of credit whether or not representing obligations for borrowed money.  For the avoidance of doubt, “Indebtedness for Borrowed Money” shall not include obligations in respect of operating leases (as opposed to Capital Leases).

“Individual Guarantors” means John Schwan, an individual resident of the State of Illinois, and Stephen M. Merrick, an individual resident of the State of Illinois.

“Intercompany Debt” means Indebtedness for Borrowed Money owing (i) from a Borrower to another Borrower or a Wholly-Owned Subsidiary, or (ii) from a Wholly-Owned Subsidiary to a Borrower or another Wholly-Owned Subsidiary.

“Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3, or 6 months thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           no Interest Period may extend beyond the final maturity date of the relevant Note;

(iii)          the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(iv)           no Interest Period may be selected if after giving effect thereto the Borrower will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

“Issuance” means the issuance by the Borrower or any of its Subsidiaries of Indebtedness for Borrowed Money (other than the Loans and indebtedness existing as of the date hereof and Indebtedness permitted pursuant to Section 8.7), or the issuance by the Borrower or any of its Subsidiaries of any capital stock or other equity interests; provided, however, that none of the following shall constitute an “Issuance”: (a) any capital stock or other equity interests in any Subsidiary of the Borrower issued to the Borrower or any other Subsidiary of the Borrower, and (b) any capital stock or other equity interests in the Borrower sold to, granted to, or issued upon exercise of any option granted to, any Person who (determined as at the time of the sale or grant) is an employee pursuant to a stock option (or equivalent) plan approved by the Bank.

“Letter of Credit” and “Letters of Credit” each is defined in Section 1.6 hereof.

“LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR Portions” is defined in Section 0 hereof.

“Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Limited Guaranty” and “Limited Guaranties” each is defined in Section 0 hereof.

 “Loans” means and includes the Revolving Loans, the Equipment Loans, the Term Loan, and the Mortgage Loan.

“Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties, the Limited Guaranties, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means that certain Mortgage and Security Agreement with Assignment of Rents dated as of the date hereof, between the Borrower and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.

“Mortgage Loan” is defined in Section 1.2 hereof.

“Mortgage Loan Commitment” is defined in Section 1.2 hereof.

“Mortgage Loan Final Maturity Date” means April 29, 2013, or such earlier date on which the Term Loan is declared to be or becomes due pursuant to Section 0 or 0 hereof.

“Mortgage Loan Note” is defined in Section 0 hereof.

 “Mortgaged Premises” means the real property of the Borrower commonly known as 22160 North Pepper Road, Barrington, Illinois, and all buildings and improvements thereon, and all rents, issues, and profits therefrom.

“Net Income” means, for any Person, with reference to any period, the net income (or net loss) of such Person for such period computed in accordance with GAAP.

“Net Proceeds” means with respect to any Issuance or Asset Sale, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such Issuance or Asset Sale, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness for Borrowed Money secured by a permitted Lien senior to the Bank’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“Notes” means and includes the Term Loan Note, the Mortgage Loan Note, the Equipment Note, and the Revolving Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the date hereof, between the Borrower and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof, between the Borrower and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.

“Portion” is defined in Section 0 hereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Receivables” means all rights to the payment of a monetary obligation now or hereafter owing to the Borrower evidenced by accounts, instruments, chattel paper or general intangibles.

“Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Portions of the Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period. “LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

“Revolving Credit” is defined in Section 1.4 hereof.

“Revolving Credit Commitment” is defined in Section 1)a) hereof.

“Revolving Credit Termination Date” means April 29, 2013, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 0, 0, or 0 hereof.

“Revolving Loan” and “Revolving Loans” is defined in Section 1.5 hereof.

“Revolving Note” is defined in Section 1.5 hereof.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, between the Borrower and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.

“Senior Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss, minus, without duplication, Subordinated Debt and Intercompany Debt.

“Senior Leverage Ratio” means, as of any time it is to be determined, the ratio of Senior Funded Debt at such time to EBITDA for the four fiscal quarters of the Borrower then most recently ended.

“Subordinated Debt” means Indebtedness for Borrowed Money owing to any Person on terms and conditions, and in such amounts, acceptable to the Bank and which is subordinated in right of payment to the prior payment in full of the Obligations pursuant to written subordination provisions approved in writing by the Bank.

“Subordinated Debt Documents” means any documents, guaranties, agreements and instruments evidencing, securing or otherwise pertaining to the Subordinated Debt.

“Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.

“Tangible Net Worth” means, at any time the same is to be determined, for any entity, the difference between:  (a) the total assets appearing on such entity’s balance sheet at such date prepared in accordance with GAAP after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper; and (b) the total liabilities appearing on such balance sheet; excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, covenants not to compete, training costs and other similar intangibles; (ii) all deferred charges or unamortized debt discount and expense; (iii) prepaid expenses; (iv) securities which are not readily marketable; (v) any write-up in the book value of any assets; (vi) amounts due from officers or Affiliates; and (vii) any asset acquired subsequent to the date of this Agreement which the Bank, in its sole discretion, determines to be an intangible asset.

“Term Loan” is defined in Section 0 hereof.

“Term Loan Commitment” is defined in Section 0 hereof.

“Term Loan Final Maturity Date” means January 31, 2011, or such earlier date on which the Term Loan is declared to be or becomes due pursuant to Section 0 or 0 hereof.

“Term Loan Note” is defined in Section 0 hereof.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the date hereof, between the Borrower and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Representations and Warranties.

The Borrower represents and warrants to the Bank as follows:

Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Illinois, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Subsidiaries.  Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect. Schedule 0 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 0 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than Liens granted to the Bank. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Bank the Liens described in the Collateral Documents, and to perform all of its obligations hereunder and under the other Loan Documents. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to the Bank the Liens described in the Collateral Documents executed by it, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, j) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, or k) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted to the Bank.

Use of Proceeds; Margin Stock.  The Borrower shall use (a) the proceeds of the Term Loan and the Mortgage Loan to refinance existing Indebtedness with Charter One Bank, (b) the proceeds of Equipment Loans to refinance indebtedness of the Borrower to RBS Asset Finance, Inc., and to purchase Equipment identified in invoices delivered to the Bank in connection with the borrowing thereof, and (c) the proceeds of the Revolving Loans to refinance existing Indebtedness with Charter One Bank and for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Financial Reports.  The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2009, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Blackman Kallick, LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2010, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the three months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 0 hereof.

No Material Adverse Change.  Since December 31, 2009, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

Full Disclosure.  The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that, as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

Trademarks, Franchises and Licenses.  The Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person.

Governmental Authority and Licensing.  The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.

Good Title.  The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 0 hereof.

Litigation and Other Controversies.  There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined could reasonably be expected to have a Material Adverse Effect.

Taxes.  All tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except such taxes, assessments, fees, and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.

Approvals.  No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Affiliate Transactions.  Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ERISA.  The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Compliance with Laws.  The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Other Agreements.  Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Solvency.  The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby indemnifies the Bank against, and agrees that it will hold the Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

No Default.  No Default or Event of Default has occurred and is continuing.

Conditions Precedent.

The obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

All Advances.  As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

each of the representations and warranties set forth in Section 0 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

after giving effect to any extension of credit under the Revolving Credit, the aggregate principal amount of all Revolving Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of i) the Revolving Credit Commitment and ii) the Borrowing Base;

in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Borrower’s request for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections 0 through 0, both inclusive, above.

Initial Advance.  At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

the Notes;

the Mortgage, the Security Agreement, the Pledge Agreement, the Patent Security Agreement, the Trademark Security Agreement, and the Copyright Security Agreement from the Borrower, together with (x) any financing statements requested by the Bank and (y) certificates evidencing 65% of the equity interests of Flexo, together with undated executed blank stock powers therefor;

the Limited Guaranties and the Subsidiary Guaranty of CTI Helium;

a Subordination Agreement from the Individual Guarantors and CTI Balloons in favor of the Bank, together with copies of the subordinated note and any other loan documents executed in connection therewith;

evidence of the maintenance of insurance by the Borrower as required hereby or by the Collateral Documents;

copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery, and performance of the Loan Documents;

articles of incorporation (or equivalent organizational document) of the Borrower certified by the appropriate governmental office of the state of its organization;

by-laws (or equivalent organizational document) for the Borrower certified by an appropriate officer of the Borrower acceptable to the Bank;

an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives;

good standing certificates for the Borrower, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization and in each state in which it is qualified to do business as a foreign organization;

a Phase I Environmental Report of an independent firm of environmental engineers acceptable to the Bank concerning the environmental hazards and matters with respect to the Mortgaged Premises, together with a reliance letter from such firm acceptable in form and substance to the Bank;

an appraisal report prepared for the Bank by a state certified appraiser selected by the Bank, which appraisal report shall describe the fair market value of the Mortgaged Premises, and which report shall meet or exceed the requirements of applicable law for appraisals prepared for federally insured depository institutions;

an ALTA survey prepared by a state-licensed surveyor on the Mortgaged Premises certified to the Bank and the title insurance company issuing the title policy referred to below;

a flood determination report prepared for the Bank by a flood determination company selected by the Bank stating whether or not any portion of the Mortgaged Premises and the improvements thereon are in a federally designated flood hazard area;

a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in the aggregate amount of not less than $4,000,000 insuring the Lien of the Bank on the premises subject to the Lien of the Mortgage to be a valid, first mortgage lien subject to no defects or objections except those permitted by Section 0 hereof, together with such endorsements as the Bank may reasonably require;

one or more pay-off and lien release letters from secured creditors of the Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for their account) and containing an undertaking to cause to be delivered to the Bank (or authorizing the Bank or its designee to prepare and file) termination statements and any other lien release instruments necessary to release their Liens on all of the Borrower’s assets; and

except to the extent waived in writing by the Bank, landlords’ lien waivers in connection with the Property of the Borrower located in leased premises;

the Bank shall have received the initial fees called for hereby;

the Bank shall have received such field examination reports, valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Borrower in form and substance satisfactory to the Bank and its counsel;

the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit F showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than fourteen (14) days prior to the making of the initial extension of credit hereunder;

the Bank shall have received financing statement, tax and judgment lien search results against the Property of the Borrower and its Subsidiaries evidencing the absence of Liens on their Property except as permitted by Section 0 hereof;

the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel;

the Bank shall have received evidence satisfactory to the Bank that the Borrower’s EBITDA for the twelve-month period ending December 31, 2009 was not less than $4,000,000; and

the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

Covenants.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

Maintenance of Business.  The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business.

Maintenance of Properties.  The Borrower shall maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it.

Taxes and Assessments.  The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Insurance.  The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents.  The Bank shall be listed as “Lender’s Loss Payee” and “Mortgagee” with respect to all property insurance and as an “Additional Insured” with respect to all liability insurance.  Borrower shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Financial Reports.  The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

as soon as available, and in any event within fifteen (15) days after the last day of each calendar month, a Borrowing Base certificate in the form attached hereto as Exhibit F showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging and an inventory report supporting the computation of the Borrowing Base, prepared by the Borrower and certified to by its chief financial officer or such other officer acceptable to the Bank;

as soon as available, and in any event within forty-five (45) days after the last day of each calendar month, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Bank;

as soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Bank;

as soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Blackman Kallick, LLP, or another firm of independent public accountants of recognized standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

within the period provided in subsection (d) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

as soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of the Borrower, a copy of the Borrower’s consolidated and consolidating business plan for the following fiscal year, such business plan to show the Borrower’s projected consolidated and consolidating revenues, expenses, and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Bank;

promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of iii) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or iv) the occurrence of any Default or Event of Default hereunder;

promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower to the public concerning material changes to or developments in the business of the Borrower; and

as soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of the Borrower, a written certificate in the form attached hereto as Exhibit G signed by the chief financial officer of the Borrower, or such other officer of the Borrower satisfactory to the Bank, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, together with calculations supporting such statements in respect of Section 8.23 of this Agreement.

Inspection.  The Borrower shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, to perform audits of the Collateral, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate.

Borrowings and Guaranties.  The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety, or otherwise for any debt, obligation, or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

the Obligations of the Borrower owing to the Bank under the Loan Documents and other indebtedness and obligations of the Borrower owing to the Bank;

purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $1,200,000 in the aggregate at any one time outstanding;

obligations of the Borrower and its Subsidiaries arising out of interest rate and foreign currency hedging agreements entered into with financial institutions in the ordinary course of business and not for speculation;

endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

indebtedness of CTI Balloons to National Westminster Bank plc in an aggregate principal amount not to exceed £100,000.00;

indebtedness of the Borrower and Flexo to the Individual Guarantors existing on the date hereof in an aggregate principal amount not to exceed $3,035,000 on the date hereof, as reduced by payments thereon, and provided that any indebtedness of the Borrower to the Individual Guarantors shall be Subordinated Debt;

unsecured Intercompany Debt existing on the date hereof and identified on Schedule 8.7;

unsecured Intercompany Debt incurred after the date hereof in an amount not to exceed $500,000 in the aggregate at any one time outstanding; and

unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations, or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts, or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $250,000 at any one time outstanding;

Liens on equipment of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 0 hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property, as reduced by repayments of principal thereon;

any interest or title of a lessor under any operating lease;

easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

Liens securing the indebtedness described in Section 8.7(e); and

Liens granted in favor of the Bank pursuant to the Collateral Documents.

Investments, Acquisitions, Loans and Advances.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain, or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

investments in certificates of deposit issued by the Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection 0 above entered into with any bank meeting the qualifications specified in subsection 0 above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections 0, 0, 0, and 0 above;

the Borrower’s ownership interest existing on the date of this Agreement in its Subsidiaries;

investments constituting Intercompany Debt permitted under Section 8.7; and

other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Mergers, Consolidations and Asset Sales.  The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or engage in any Asset Sale, including as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become uneconomical, obsolete, or worn out, and which is disposed of in the ordinary course of business; and

the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $100,000 during any fiscal year of the Borrower.

Maintenance of Subsidiaries.  The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided, however, that the foregoing shall not operate to prevent l) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and m) Liens on the capital stock of Subsidiaries granted to the Bank pursuant to the Collateral Documents.

ERISA.  The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Bank of: n) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, o) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, p) its intention to terminate or withdraw from any Plan, and q) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

Intellectual Property.  The Borrower shall, and shall cause each Subsidiary to, possess and maintain all Intellectual Property necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property, except to the extent the failure to so possess, maintain, own or have does not, and reasonably could not be expected to, result in, either individually or in the aggregate, a Material Adverse Effect. The Borrower shall not, nor shall it permit any Subsidiary to, take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of any of its Intellectual Property or which would infringe upon or misappropriate any rights of other Persons, except to the extent such invalidity, abandonment, misuse, unenforceability, infringement, or misappropriation does not, and reasonably could not be expected to, result in, individually or in the aggregate, a Material Adverse Effect.

Burdensome Contracts with Affiliates.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

No Changes in Fiscal Year.  The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Formation of Subsidiaries.  The Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any other Subsidiary.

Change in the Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.

Use of Proceeds.  The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 0 hereof.

No Restrictions.  Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: r) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, s) pay any indebtedness owed to the Borrower or any other Subsidiary, t) make loans or advances to the Borrower or any other Subsidiary, u) transfer any of its Property to the Borrower or any other Subsidiary, or v) guarantee the Obligations and/or grant Liens on its assets to the Bank as required by the Loan Documents.

Subordinated Debt.  The Borrower shall not, nor shall it permit any Subsidiary to, w) amend or modify any of the terms or conditions relating to Subordinated Debt, x) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or y) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.

Bank Accounts.  The Borrower shall not establish any new deposit accounts or other bank accounts, other than deposit accounts or other bank accounts established at or with the Bank, without the prior written consent of the Bank.

Financial Covenants.

Senior Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2010), the Borrower shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level

March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010	3.50 to 1.00

March 31, 2011 and June 30, 2011	3.25 to 1.00

September 30, 2011 and December 31, 2011	3.00 to 1.00

March 31, 2012 and each fiscal quarter thereafter	2.75 to 1.00

Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending June 30, 2010), the Borrower shall not permit the Fixed Charge Coverage Ratio for the four fiscal quarters of the Borrower then ended to be less than 1.10 to 1.00.

Tangible Net Worth. The Borrower shall not permit the sum of (x) Tangible Net Worth at any time plus (y) the outstanding principal balance of Subordinated Debt at such time to be less than the sum of (i) $7,106,400 plus (ii) an amount equal to 50% of the cumulative Net Income of the Borrower and its Subsidiaries for each fiscal year of the Borrower commencing with the fiscal year of the Borrower ending on December 31, 2010.

Events of Default and Remedies.

Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

default in the payment when due of all or any part of any Obligation payable by the Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to the Bank; or

default in the observance or performance of any covenant set forth in Section 8.1, 8.4, 8.7, 8.8, 8.9, 8.10, 8.11, 8.16, 8.17, 8.18, 8.20, 8.21, or 8.23, hereof or of any provision of any Loan Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral; or

default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of i) the date on which such failure shall first become known to any officer of the Borrower or ii) written notice thereof is given to the Borrower by the Bank; or

any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

any event occurs or condition exists (other than those described in subsections 0 through 0 above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder; or

default shall occur under the Subordinated Debt Documents, or default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating more than $250,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $250,000 shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $250,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

dissolution or termination of the existence of the Borrower or any Subsidiary; or

the Borrower or any Subsidiary shall iii) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, iv) not pay, or admit in writing its inability to pay, its debts generally as they become due, v) make an assignment for the benefit of creditors, vi) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, vii) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, viii) take any action in furtherance of any matter described in parts iii) through vii) above, or ix) fail to contest in good faith any appointment or proceeding described in Section 0 hereof; or

a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 1)y)vii) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

the occurrence of any of the following: x) the Individual Guarantors shall ceases to collectively own and control, directly, free and clear of all Liens, at least forty percent (40%) of the issued and outstanding voting shares of the capital stock or other equity interests of the Borrower at any time or the voting power to elect a majority of the Borrower’s board of directors; (1) the granting by either of the Individual Guarantors, directly or indirectly, of a security interest in its ownership interest in the Borrower; (2) John Schwan and Stephen M. Merrick shall cease to hold the titles of Chairman and Chief Financial Officer, respectively, of the Borrower; (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Individual Guarantors) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 5% or more of either (x) the then outstanding shares of common stock of the Borrower or (y) the combined voting power of the then outstanding voting securities of the Borrower entitled to vote generally in the election of Directors; or (3) the Borrower ceases to directly own free and clear of all Liens (other than Liens permitted pursuant to Section 0) 100% of the issued and outstanding shares of the capital stock or other equity interests of its Subsidiaries, except as a result of intercompany mergers or liquidations otherwise expressly permitted under this Agreement;

the subordination provisions of any Subordinated Debt or any Subordination Agreement relating thereto shall for any reason be revoked or invalid or otherwise cease to be in full force and effect in any material respect, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt or Subordination Agreement relating thereto; or

the occurrence of a Material Adverse Effect.

Non-Bankruptcy Defaults.  When any Event of Default described in Section 0 (other than in subsection iii) or 0 of Section 0) has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

Bankruptcy Defaults.  When any Event of Default described in subsection iii) or 0 of Section 0 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

Collateral for Undrawn Letters of Credit.  When any Event of Default, other than an Event of Default described in subsection iii) or 0 of Section 0, has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in subsection iii) or 0 of Section 0 has occurred the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

Miscellaneous.

Non-Business Day.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

No Waiver, Cumulative Remedies.  No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Amendments, Etc.  No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Costs and Expenses; Indemnification.

The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: xi) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, xii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, xiii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, and xiv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Borrower or any Subsidiary owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Bank and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Documentary Taxes.  The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Survival of Representations.  All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 0 and 0 hereof, shall survive the termination of this Agreement and the payment of the Notes.

Notices.  Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

To the Borrower:	CTI Industries Corporation 22160 N. Pepper Road Lake Barrington, Illinois 60010
	Attention: Telephone: Facsimile:	Stephen M. Merrick (847) 382-1000 (847) 382-1219

With a copy to:	Vanasco, Genelly & Miller 33 North LaSalle Street Suite 2200 Chicago, Illinois 60602
	Attention: Telephone: Facsimile:	Gerald Miller, Esq. (312) 786-5100 (312) 786-5111

To the Lender:	Harris N.A. 111 West Monroe Street – 5W Chicago, Illinois 60603
	Attention: Telephone: Facsimile:	Timothy J. Moran (312) 461-2633 (312) 502-3922

With copy to:	McGuireWoods LLP 77 West Wacker Drive, Suite 4100 Chicago, Illinois 60601
	Attention: Telephone: Facsimile:	Arthur B. Muir (312) 750-3595 (312) 698-4568

Each such notice, request or other communication shall be effective xv) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, xvi) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or xvii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 0 or Section 0 hereof shall be effective only upon receipt.

Construction.  The provisions of this Agreement relating to Subsidiaries (other than restrictions on the creation, formation, or acquisition thereof) shall only apply during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

Headings.  Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Counterparts.  This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Binding Nature, Governing Law, Etc.  This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

Submission to Jurisdiction; Waiver of Jury Trial.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower and the Bank each hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

[Signature Page to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Executive Vice-President and Chief Financial Officer

“Bank”

Harris N.A.

By:	/s/ Timothy J. Moran
Senior Vice-President

Exhibit A

Term Loan Note

Chicago, Illinois
$[_______________]	[_______________, 2010]

For Value Received, the undersigned, CTI Industries Corporation, an Illinois corporation (the “Borrower”), hereby promises to pay to the order of Harris N.A. (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of [_______________________ and ___/100 Dollars ($___________)], payable in principal installments in the amounts and at the times set forth in Section 0 of the Credit Agreement hereinafter mentioned, with a final installment of all principal not sooner paid due and payable on the Term Loan Final Maturity Date.

This Note evidences the Term Loan made to the Borrower by the Bank under the Term Loan Commitment provided for under that certain Credit Agreement dated as of [___________], 2010, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on the Term Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

CTI Industries Corporation

By:
Name:
Title:

Exhibit B

Mortgage Loan Note

Chicago, Illinois
$[_______________]	[_______________, 2010]

For Value Received, the undersigned, CTI Industries Corporation, an Illinois corporation (the “Borrower”), hereby promises to pay to the order of Harris N.A. (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of [_______________________ and ___/100 Dollars ($___________)], payable in principal installments in the amounts and at the times set forth in Section 1.2 of the Credit Agreement hereinafter mentioned, with a final installment of all principal not sooner paid due and payable on the Mortgage Loan Final Maturity Date.

This Note evidences the Mortgage Loan made to the Borrower by the Bank under the Mortgage Loan Commitment provided for under that certain Credit Agreement dated as of [___________], 2010, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on the Mortgage Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

CTI Industries Corporation

By:
Name:
Title:

Exhibit C

Equipment Note

Chicago, Illinois
$2,500,000.00	[_______________, ________]

For Value Received, the undersigned, CTI Industries Corporation, an Illinois corporation (the “Borrower”), hereby promises to pay to the order of Harris N.A. (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of the lesser of (i) Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) and (ii) the aggregate principal balance of Equipment Loans advanced to the Borrower by the Bank under the Equipment Loan Commitment provided for in the Credit Agreement hereafter mentioned, payable in principal installments in the amounts and at the times set forth in Section 1.3 of the Credit Agreement hereinafter mentioned, with a final installment of all principal not sooner paid due and payable on the Equipment Loan Final Maturity Date.

This Note evidences Equipment Loans made and to be made to the Borrower by the Bank under the Equipment Loan Commitment provided for under that certain Credit Agreement dated as of [___________], 2010, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on such Equipment Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

CTI Industries Corporation

By:
Name:
Title:

Exhibit D

Revolving Note

Chicago, Illinois
$[_______________]	[_______________, ________]

On the Revolving Credit Termination Date, for value received, the undersigned, CTI Industries Corporation, an Illinois corporation (the “Borrower”), hereby promises to pay to the order of Harris N.A. (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) Nine Million and no/100 Dollars ($9,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Revolving Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Note evidences Revolving Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of [___________], 2010, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on such Revolving Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

CTI Industries Corporation

By:
Name:
Title:

Exhibit E

Applicable Rate

Level	Senior Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee	Letter of Credit Fee
I	Greater than or equal to 3.25 to 1.00	3.75%	1.25%	0.50%	2.50%
II	Less than 3.25 to 1.00 but greater than 2.25 to 1.00	3.25%	0.75%	0.25%	2.25%
III	Less than or equal to 2.25 to 1.00	3.00%	0.50%	0.25%	2.00%

Exhibit F

Borrowing Base Certificate

To:         Harris N.A.

Pursuant to the terms of the Credit Agreement dated as of April 29, 2010, between CTI Industries Corporation, an Illinois corporation, and you (the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this certificate is true, correct and complete as of the date of this certificate.

I.	Borrowing Base

A.	Accounts in Borrowing Base

1. Gross Accounts

2. Less

(a) Owed by an account debtor who is not located within the U.S.)

(b) Owed by an account debtor who is a Subsidiary, Affiliate, shareholder, director, officer, or employee

(c) Owed by an account debtor who is in an insolvency or reorganization proceeding

(d) Unpaid more than ninety (90) days after the original invoice date

(e) Ineligible because of 25% taint factor

(f) Otherwise ineligible

Total Deductions (sum of lines I.A.2(a) through I.A.2(f))

3. Eligible Accounts (line I.A.1 minus I.A.2)

4. Accounts in Borrowing Base (line I.A.3 x 0.85)

B.	Inventory in Borrowing Base

1. Gross inventory of Finished Goods and Raw Materials

2. Less

(a) Finished Goods and Raw Materials not located at approved locations

(b) Obsolete, slow moving, or not merchantable

(c) Otherwise ineligible

Total Deductions (sum of lines I.B.2(a) through I.B.2(c))

3. Eligible Inventory (line I.B.1 minus line I.B.2)

4. Eligible Inventory included in Borrowing Base determination (line I.B.3 x 0.60)

C.	Inventory in Borrowing Base

1. Inventory Cap $5,000,000

2. Eligible Inventory Line I.B.4

3. Eligible Inventory in Borrowing Base (Lesser of lines I.C.1 and I.C.2)

D.	Total Borrowing Base

(sum of lines I.A.4 and I.C.3)

E.	Revolving Credit Advances

1. Revolving Loans

2. Letters of Credit

Total Revolving Credit Outstanding (line I.E.1 plus line I.E.2)

F.	Unused Availability

(line I.D minus I.E)

II.           Accounts Receivable Aging

General Ledger Activity		Accounts Receivable Aging

A/R at _____________	$_________	Current	_____________

Add _________ Sales	$_________	30-60 Days	_____________

Less _________ Cash	(_________)	60-90 Days	_____________

Less _________________	(_________)	Over 90 Days	_____________

A/R at ____________	$ ________	Total	$___________

III.	Accounts Payable Aging

Current              _________________
30-60 Days        _________________

60-90 Days        _________________

Total _________________

IV.Withholding taxes have been paid through ______________________(date)

Dated as of this ____ day of __________________, ____.

CTI Industries Corporation

By:
Name:
Title:

Exhibit G

Compliance Certificate

To:          Harris N.A.

This Compliance Certificate is furnished to Harris N.A. (the “Bank”) pursuant to that certain Credit Agreement dated as of April 29, 2010, between CTI Industries Corporation, an Illinois corporation (the “Borrower”), and the Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1.           I am the duly elected _____________________________________ of the Borrower;

2.           I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4.           The financial statements required by Section 0 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

5.           The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

_________________________________________________________________________________________
_________________________________________________________________________________________
_________________________________________________________________________________________
_________________________________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.

CTI Industries Corporation

By:
Name:
Title:

Attachment to Compliance Certificate

CTI Industries Corporation

Compliance Calculations for Credit Agreement

Dated as of ________________

Calculations as of _____________, ___

Schedule 0

Subsidiaries

Name	Jurisdiction of Incorporation	Percentage Ownership

CTI Helium, Inc.	Illinois

CTI Balloons Limited	England	100%

Flexo Universal S.A. de C.V.	Mexico	100%

CTI Europe	Germany	98.5%

CTI Mexico S.A. de C.V.	Mexico - inactive	52%

CTF International S.A. de C.V.	Mexico - inactive

Schedule 8.7

Existing Intercompany Debt

[to be attached]